                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [x]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[x]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            THOMAS INDUSTRIES INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[x]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                            THOMAS INDUSTRIES INC.
                             4360 Brownsboro Road
                                   Suite 300
                          Louisville, Kentucky 40207
                                (502) 893-4600

                   Notice of Annual Meeting of Shareholders

                                April 15, 1999

TO THE SHAREHOLDERS:

   The Annual Meeting of Shareholders of Thomas Industries Inc., a Delaware corporation, will be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, on Thursday, April 15, 1999, at 10:00 A.M. Eastern Daylight Time, for the following purposes:

   1. To elect three Class I directors.

   2. To consider and vote upon a proposed amendment to the Thomas Industries Inc. 1995 Incentive Stock Plan, as amended and restated, to increase the number of shares of Common Stock reserved thereunder by 750,000 shares.

   3. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on March 5, 1999, as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          Phillip J. Stuecker
                                          Vice President of Finance,
                                           Chief Financial Officer, and
                                           Secretary

March 12, 1999

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN, AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                            THOMAS INDUSTRIES INC.
                             4360 Brownsboro Road
                                   Suite 300
                          Louisville, Kentucky 40207

                               ----------------

                                Proxy Statement

           Annual Meeting of Shareholders to be Held April 15, 1999

                               ----------------

To the Shareholders of
 THOMAS INDUSTRIES INC.:

   This Proxy Statement is being mailed to shareholders on or about March 12, 1999, and is furnished in connection with the solicitation by the Board of Directors of Thomas Industries Inc., a Delaware corporation (the "Corporation"), of proxies for the Annual Meeting of Shareholders to be held on April 15, 1999, for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Corporation.

   A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. With regard to the election of directors, the proposal to increase the number of shares reserved under the Thomas Industries Inc. 1995 Incentive Stock Plan, and any other proposal submitted to a vote, approval requires the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at this meeting. Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Broker "non-votes" will not affect the determination of the outcome of the vote on any proposal to be decided at the meeting.

   Expenses incurred in the solicitation of proxies will be borne by the Corporation. Officers of the Corporation may make additional solicitations in person or by telephone. In addition, the Corporation has retained Corporate Investor Communications, Inc., to assist in the solicitation of proxies for a fee of $5,500, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with the solicitation.

   The Annual Report to Shareholders for fiscal year 1998 accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one by writing to the Secretary of the Corporation.

   As of March 5, 1999, the Corporation had outstanding 15,758,789 shares of Common Stock; and such shares are the only shares entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

                       SECURITIES BENEFICIALLY OWNED BY
                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

   Set forth in the following table are the beneficial holdings (and the percentages of outstanding shares represented by such beneficial holdings) as of March 5, 1999, except as otherwise noted, of (i) each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known by the Corporation to own beneficially more than 5 percent of its outstanding Common Stock, (ii) directors and nominees, (iii) the executive officers named in the Summary Compensation Table who are not directors, and (iv) all executive officers, directors, and nominees as a group.

   Under Rule 13(d)(3) of the Exchange Act, persons who have the power to vote or dispose of Common Stock of the Corporation, either alone or jointly with others, are deemed to be beneficial owners of such Common Stock. Because the voting or dispositive power of certain stock listed in the following table is shared, the same securities in such cases are listed opposite more than one name in the table. The total number of shares of Common Stock of the Corporation listed in the table, after elimination of such duplication, is 4,290,181 (27.2 percent of the outstanding Common Stock).

                                           Number of Shares and
                                                Nature of           Percent
      Name                                 Beneficial Ownership     of Class
      ----                                 --------------------     --------
      (i)Gabelli Group....................      2,294,620(1)         14.56%
         One Corporate Center
         Rye, NY 10580

      Neuberger Berman, LLC...............      1,105,375(2)          7.01
         605 Third Avenue
         New York, New York 10158

      (ii)Timothy C. Brown................        176,424(3)(5)       1.12
      Wallace H. Dunbar...................        351,682(4)(6)(7)    2.23
      H. Joseph Ferguson..................        117,002(4)(7)          *
      Gene P. Gardner.....................         38,436(4)             *
      Lawrence E. Gloyd...................         20,104(4)             *
      William M. Jordan...................        111,088(4)(7)          *
      Ralph D. Ketchum....................         25,274(4)             *
      Franklin J. Lunding, Jr.............        116,036(4)(7)          *
      Anthony A. Massaro..................          3,789(4)             *

      (iii)Clifford C. Moulton............         51,494(5)             *
      Phillip J. Stuecker.................         91,500(5)             *
      Bernard R. Berntson.................         42,474(5)             *
      Richard J. Crossland................         17,514(5)             *

      (iv)All Executive Officers,
           Directors, and Nominees as a
           Group (14 people)..............        890,186(4)(5)(8)    5.65

--------
*Less than 1.0%
(1) Based on an amendment to Schedule 13D filed by certain reporting persons (the "Gabelli Group") with the Securities and Exchange Commission in November 1998. One of the members of the Gabelli Group, GAMCO Investors, Inc., beneficially owns 1,842,120 shares, representing 11.69% of the outstanding Common Stock. GAMCO Investors, Inc. has sole voting power with respect to 1,795,370 of such shares. The other reporting persons included in this group are Gabelli Funds, Inc., Gemini Capital Management Limited, Marc J. Gabelli, and Mario J. Gabelli.

(2) Based on an amended Schedule 13G filed by Neuberger Berman, LLC ("Neuberger Berman"), with the Securities and Exchange Commission in February 1999. Neuberger Berman beneficially owns 1,105,375 shares, representing 7.01% of the outstanding Common Stock, of which Neuberger Berman has sole voting power with respect to 703,175 of such shares. Does not include an aggregate of 25,050 shares that are owned by principals of Neuberger Berman. Neuberger Berman disclaims beneficial ownership of the 25,050 shares.
(3) Excludes 341 shares owned separately by Mr. Brown's spouse. Mr. Brown disclaims that he is the beneficial owner of any shares of which except for Rule 13d-3 he would not be deemed the beneficial owner.
(4) Includes shares that may be acquired pursuant to options exercisable within sixty days under the Thomas Industries Inc. Nonemployee Director Stock Option Plan as follows: Messrs. Ferguson, Gardner, Gloyd, Ketchum, and Lunding, 15,000 shares each; Mr. Jordan, 9,000 shares; Mr. Dunbar, 6,000 shares; and Mr. Massaro, 3,000 shares.
(5) Includes shares that may be acquired pursuant to stock options exercisable within sixty days as follows: Mr. Brown, 139,875 shares; Mr. Moulton, 40,125 shares; Mr. Stuecker, 69,750 shares; Mr. Berntson, 40,125 shares; Mr. Crossland, 10,876 shares; and all executive officers as a group, 310,876 shares.
(6) Includes 3,048 shares owned by the Dunbar Foundation, for which Mr. Dunbar serves as President. Mr. Dunbar disclaims beneficial ownership of such shares.
(7) Includes 96,752 shares held by the Thomas Industries Master Trust, as amended, of which Messrs. Ferguson, Jordan, Lunding, and Dunbar comprise the Investment Committee. The Investment Committee has the power to vote and direct disposition of such shares, except for certain restrictions placed upon the Investment Committee by the Trustee in the event of a tender offer for the shares of the Corporation. Messrs. Ferguson, Jordan, Lunding, and Dunbar disclaim beneficial ownership of such shares.
(8) The total number of shares of Common Stock of the Corporation reported for executive officers, directors, and nominees as a group is shown after eliminating duplication within the table.

                             ELECTION OF DIRECTORS

   The Restated Certificate of Incorporation of the Corporation provides that the Board of Directors of the Corporation shall be divided into three classes, as nearly equal in number as possible, with one class being elected each year for a three-year term. Ralph D. Ketchum, a member of the Audit and Compensation Committees, has advised the Corporation that he is retiring as a director effective as of April 15, 1999. The Board of Directors wishes to thank him for his service to the Corporation over the years. As a result of his retirement, the Board of Directors has amended the Corporation's Bylaws, effective as of April 15, 1999, to reduce the number of directors from nine to eight and reducing the number of members of Class III from three to two. At the Annual Meeting of Shareholders, three Class I directors are to be elected to serve until 2002, and five directors will continue to serve in accordance with their prior election or appointment.

   It is intended that the proxies (except proxies marked to the contrary) will be voted for the nominees listed below, all of whom are members of the present Board of Directors. It is expected that the nominees will serve; but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

   The Board of Directors recommends a vote FOR each of the Class I nominees.

Nominees and Continuing Directors

   The following table sets forth certain information with respect to the nominees and the continuing directors:

Name, Age and Year
First Elected Director            Principal Occupation and Other Information
----------------------            ------------------------------------------

           Class I Nominees for Election with Terms Expiring in 2002

Gene P. Gardner.............. Chairman of the Board of Beaver Dam Coal Company
 Age 69 1986                  (coal properties) since 1983. Director of
                              Louisville Gas & Electric Company, Commonwealth
                              Financial Corporation, and Commonwealth Bank and
                              Trust Company.

Lawrence E. Gloyd............ Chairman of the Board and Chief Executive Officer
 Age 66 1987                  of CLARCOR Inc. (manufacturer of filtration and
                              packaging products) since 1990. President and
                              Chief Executive Officer of CLARCOR Inc. (March
                              1988 to 1995). Director of AMCORE Financial, Inc.,
                              and Woodward Governor Co.

William M. Jordan............ Retired President and Chief Operating Officer of
 Age 55 1995                  Flowserve Corp. (manufacturer of pumps and related
                              products). President and Chief Operating Officer
                              of Flowserve Corp. from May 1997 to October 1998,
                              and prior thereto Chairman, President and Chief
                              Executive Officer of The Duriron Company, Inc.
                              Prior to 1993, held various positions with The
                              Duriron Company including President and Chief
                              Operating Officer (1991-1993). Director of NIBCO.

Name, Age and Year
First Elected Director            Principal Occupation and Other Information
----------------------            ------------------------------------------

                 Class II Directors with Terms Expiring in 2000

Timothy C. Brown............. President and Chief Executive Officer of the
 Age 48 1989                  Corporation since February 1992 and Chairman of
                              the Board since April 1995. Director of National
                              City Bank, Kentucky.

Wallace H. Dunbar............ Chairman of the Board of Americo Group (vinyl and
 Age 67 1991                  fabric lamination) for more than five years. Mr.
                              Dunbar previously served as a director of the
                              Corporation from 1968 to 1979.

Franklin J. Lunding, Jr...... Attorney in private practice for more than five
 Age 60 1972                  years. Chairman of the Board, President, and Chief
                              Executive Officer of BioCatalyst Resources, Inc.,
                              and its wholly owned subsidiary, The Prozyme Co.,
                              Inc. (manufacturer and distributor of enzyme-based
                              food supplements), since June 1988.

                Class III Directors with Terms Expiring in 2001

H. Joseph Ferguson........... Founded Ferguson, Wellman, Rudd, Purdy & Van
 Age 65 1989                  Winkle Inc. ("FWRPV") in 1975 (registered
                              investment advisers). Retired as a director of
                              FWRPV on December 31, 1997, and was President of
                              FWRPV until 1993.

Anthony A. Massaro........... President and Chief Executive Officer of The
 Age 54 1997                  Lincoln Electric Company (manufacturer of arc
                              welding products and electric motors) ("Lincoln")
                              since 1996 and Chairman of the Board since 1997.
                              Chief Operating Officer of Lincoln during 1996.
                              President of Lincoln (International) from 1995 to
                              1996, and President of Lincoln (Europe) from 1993
                              to 1995.

                            EXECUTIVE COMPENSATION

   The following table presents summary information concerning compensation awarded, or paid to, or earned by, the Chief Executive Officer and each of the other three most highly compensated executive officers at December 31, 1998, during each of the last three fiscal years for services rendered to the Corporation and its subsidiaries. Mr. Crossland resigned as an officer of the Corporation on August 30, 1998. See Footnote 7.

                          SUMMARY COMPENSATION TABLE

                                                                     Long Term
                                                                  Compensation(3)
                                                                  --------------
                                      Annual Compensation             Awards
                               ---------------------------------- --------------
                                                                    Securities
                                                     Other Annual   Underlying     All Other
        Name and                                     Compensation    Options      Compensation
   Principal Position     Year Salary($) Bonus($)(1)    ($)(2)        (#)(4)         ($)(5)
   ------------------     ---- --------- ----------- ------------ --------------  ------------
Timothy C. Brown........  1998 $375,000   $150,022         --         52,500        $96,634
 President, Chief         1997  360,000    374,869         --         52,500         76,666
 Executive
 Officer and Chairman of  1996  340,000    139,221         --         52,500         70,717
 the Board
Clifford C. Moulton (6).  1998 $204,900   $ 60,159         --          7,300        $40,569
 Vice President,          1997  198,000    144,325         --         10,000         34,324
 Business
 Development              1996  196,000     56,232         --         13,500         26,856
Phillip J. Stuecker.....  1998 $200,000   $ 63,701         --         13,500        $39,638
 Vice President of        1997  192,500    140,316      $4,755        13,500         33,753
 Finance,
 Chief Financial          1996  183,000     74,934         --         13,500         30,717
 Officer, and Secretary
Bernard R. Berntson.....  1998 $183,500   $ 24,792         --         10,100        $27,896
 Vice President, General  1997  177,000     57,654         --         10,000         28,903
 Manager, North American  1996  169,000     39,394         --          7,500         21,707
 Compressor & Vacuum
 Pump Group
Richard J. Crossland      1998 $156,000   $ 24,334         --          4,700        $34,170
(7).....................
 Vice President,          1997  225,000    185,446         --         13,500         42,232
 Lighting
 Group Manager            1996  219,000    104,171         --         13,500         38,695

--------
(1) Represents bonuses paid under the Key Employee Bonus Plan described in the Compensation Committee Report on Executive Compensation.
(2) Mr. Stuecker received a tax offset bonus upon exercise of stock options in 1997. The named executive officers received certain perquisites in 1996, 1997, and 1998, the amount of which did not exceed the lesser of $50,000, or 10 percent, of any such officer's salary and bonus.
(3) No restricted stock was granted to any of the named executive officers in 1996, 1997, or 1998; and no shares of restricted stock were held by any of the named executive officers as of the end of 1998.
(4) Represents stock options awarded under the Corporation's incentive stock plans.
(5) All Other Compensation represents amounts contributed or accrued for Messrs. Brown, Moulton, Stuecker, Berntson, and Crossland under the Corporation's Profit Sharing Plan and Supplemental Profit Sharing Plan of $89,594, $35,769, $34,838, $23,096, and $29,370, respectively, a 401(k)
    matching contribution of $4,800 for each of them, and for Mr. Brown under the Corporation's Supplemental Executive Retirement Plan a contribution of $2,240.

(6) Pursuant to a Pension Floor Plan under which no additional benefits will accrue subsequent to June 1995, Mr. Moulton will be entitled to receive a straight life annuity in the amount of $103 per month commencing at age 65 and upon retirement.
(7) In connection with the formation of Genlyte Thomas Group LLC, the joint venture between the Corporation and The Genlyte Group Incorporated, Mr. Crossland was named Executive Vice President and Chief Operating Officer of the Genlyte Thomas Group LLC effective August 30, 1998, and ceased being an employee of the Corporation on that date. The annual compensation of Mr. Crossland for 1998 reflected in the above table discloses the compensation paid and accrued by the Corporation through August 30, 1998.

   The following table presents certain additional information concerning stock options granted to the named executive officers during 1998 and the value of options held by such officers at fiscal year end.

                       OPTION GRANTS IN LAST FISCAL YEAR

                            Individual Grants
--------------------------------------------------------------------------
                                                                                Potential
                                                                           Realizable Value at
                                                                             Assumed Annual
                           Number of    % of Total                           Rates of Stock
                          Securities     Options                           Price Appreciation
                          Underlying    Granted to  Exercise or            for Option Term(3)
                            Options    Employees in Base Price  Expiration -------------------
Name                     Granted(#)(1) Fiscal Year   ($/Sh)(2)     Date       5%       10%
----                     ------------- ------------ ----------- ---------- -------- ----------
Timothy C. Brown........    52,500         21.9%    $18.5625/sh  12/14/08  $613,955 $1,549,505
Clifford C. Moulton.....     7,300          3.0      18.5625/sh  12/14/08    85,369    215,455
Phillip J. Stuecker.....    13,500          5.6      18.5625/sh  12/14/08   157,874    398,444
Bernard R. Berntson.....    10,100          4.2      18.5625/sh  12/14/08   118,113    298,095
Richard J. Crossland....     4,700          2.0      18.5625/sh  12/14/08    54,964    138,718

--------
(1) All options were granted December 14, 1998, one-fourth of each option becoming exercisable each year beginning December 14, 2000. All options permit the optionee to pay for exercise with Common Stock owned for at least six months and to use share withholding to pay taxes.
(2) The exercise price for all options granted is equal to the closing market price of the Corporation's Common Stock on December 14, 1998.
(3) The amounts shown under these columns are the result of calculations at 5 percent and 10 percent annual rates over the ten-year term of the options as required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the stock price of the Corporation's Common Stock. The actual value, if any, an executive officer may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

   The following table sets forth information with respect to the named executive officers concerning exercise of options during the last fiscal year and unexercised options held as of the end of this fiscal year:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           Number of Securities      Value of Unexercised
                                                          Underlying Unexercised     In-the-Money Options
                             Shares                         Options at FY-End #        at FY-End ($)(2)
                            Acquired          Value      ------------------------- -------------------------
Name                     on Exercise (#) Realized ($)(1) Exercisable Unexercisable Exercisable Unexercisable
----                     --------------- --------------- ----------- ------------- ----------- -------------
Timothy C. Brown........      6,000          $42,743       139,875      178,125    $1,365,359    $511,172
Clifford C. Moulton.....         --               --        40,125       38,675       394,766     142,678
Phillip J. Stuecker.....         --               --        69,750       48,375       687,406     149,266
Bernard R. Berntson.....         --               --        40,125       31,725       446,516      85,372
Richard J. Crossland....     26,249          202,184        10,876       39,575        78,052     139,916

--------
(1) Represents the difference between the closing price of the Corporation's Common Stock on the date of exercise and the exercise price of the option.
(2) Based on the market value of the Corporation's Common Stock on December 31, 1998.

   The following table presents information concerning performance share awards granted to the named executive officers during 1998 under the Corporation's 1995 Incentive Stock Plan.

              LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR

                                                             Estimated Future
                                                            Payouts under Non-
                                              Performance         Stock
                                   Number of    Period      Price-Based Plans
                                  Performance    until    ----------------------
Name                              Shares (#)  Maturation  Target (#) Maximum (#)
----                              ----------- ----------- ---------- -----------
Timothy C. Brown.................    6,500     12/31/01     6,500       9,750
Clifford C. Moulton..............      850     12/31/01       850       1,275
Phillip J. Stuecker..............    1,700     12/31/01     1,700       2,250
Bernard R. Berntson..............      850     12/31/01       850       1,275
Richard J. Crossland.............       --           --        --          --

   Up to 150 percent of the target shares may be earned, depending on the total shareholder return of the Corporation during the three-year period commencing January 1, 1999, and ending December 31, 2001, as compared with the total shareholder return for the Standard & Poor's Small Cap 600 Index. During the performance period, dividend equivalents will be credited based on actual shares earned. The performance share awards provide for pro rata vesting in the event of death, disability, or retirement, and adjust for stock dividends or splits. In the event of a change in control, the performance goals established thereunder shall be deemed satisfied and 100 percent of the target shares will be delivered. In the event of a merger, consolidation, or combination of the Corporation with or into another corporation, the target shares shall be converted into the acquisition consideration. Recipients of the performance share awards may elect to defer receipt of any shares earned during the performance period in accordance with the terms of the performance share awards.

Other Compensation Arrangements

   The Corporation entered into agreements ("Change of Control Agreements") with Messrs. Brown and Stuecker effective October 1, 1988, and with Mr. Moulton effective March 1, 1993. The Change of Control Agreements provide for continued employment of the respective officer by the Corporation for a period of two years following a "change of control" (as defined) on an equivalent basis to employment immediately before the change of control. If the employee is terminated other than for "cause" (as defined) or if the employee terminates his employment for "good reason" (as defined) after a change of control of the Corporation, each agreement provides for (a) payment of the employee's "highest base salary" (as defined) and prorated annual bonus through the date of termination, (b) payment of the present value of the employee's highest base salary (plus an annual bonus) for a period of three years, (c) payment of any compensation previously deferred, (d) payment of the present value of three annual payments, each equal to the "average annual contribution" (as defined) by the Corporation for the benefit of the employee to all the Corporation's retirement plans, and (e) the continuation of benefits to the employee and/or the employee's family provided in connection with the Corporation's medical and life insurance policies for a period of three years. If it is determined that any payment made pursuant to these agreements would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the respective employee would be entitled to receive additional payments so that the employee would be in the same after-tax position as if no excise tax were imposed. The Change of Control Agreements also provide that an employee will be reimbursed for any legal expenses incurred in litigating his rights under the agreement. Subject to earlier termination as a result of death, disability, retirement, or termination of employment (unrelated to a change of control), these agreements have three-year terms, automatically extending for an additional one-year term from October 1 of each year unless the Corporation terminates the extension upon sixty days' prior notice.

   In conjunction with the Change of Control Agreements, the Corporation entered into an agreement with National City Trust Company establishing a trust to provide in whole, or in part, for the payment of the benefits payable under the Change of Control Agreements. The Corporation, at the direction of the Board of Directors, may contribute to the trust such sums of money or other property as it from time to time deems appropriate to meet its obligations under the Change of Control Agreements.

   In addition, options for a total of 843,006 shares of Common Stock granted under the Corporation's incentive stock plans and presently outstanding (but not currently exercisable) will become immediately exercisable in the event of a change of control of the Corporation.

   The Board of Directors adopted a Severance Pay Policy, effective October 1, 1988, for all full-time officers of the Corporation. If an officer is involuntarily terminated by the Corporation (other than for misconduct), upon the execution by such officer of a waiver and release of all claims against the Corporation, he or she will receive severance pay equal to one-half month's compensation (at the pay rate in effect at the date of the termination) for each year of continuous full-time employment with the Corporation. Severance pay under the Policy is subject to a minimum payment equal to one month's compensation and a maximum payment equal to one year's compensation and will be payable in installments. Any installments outstanding at the time the subject individual begins new employment or self-employment will be waived automatically under the terms of the Policy. In addition, an officer shall be entitled to a "non-compete lump sum" equal to the severance pay described above if the terminated officer executes a one-year Non-Compete Agreement. This non-compete lump sum is payable one year after the date of involuntary termination provided the terminated officer remains in compliance with the Non-Compete Agreement.

   An officer who, within the scope of this Severance Pay Policy, voluntarily terminates employment with the Corporation shall be entitled to a maximum of one month's severance pay. If the Corporation, a division, or subsidiary of the Corporation is sold by the Corporation, no officer shall be deemed terminated because of such sale; and there shall be no entitlement to severance pay pursuant to this Severance Pay Policy.

   Effective in 1997, the Corporation entered into an employment agreement with Mr. Brown by which he will be employed as President and Chief Executive Officer of the Corporation for a continuing three-year period which requires three year's notice of termination. This agreement provides for a base salary of $360,000 in 1997, $375,000 in 1998, and $390,000 in 1999. It also makes Mr.
Brown eligible for (i) annual target bonuses of not less than sixty percent (60%) of his salary, and (ii) participation in the Corporation's 1995 Incentive Stock Plan and awards of stock options and performance shares as determined from time to time by the Compensation Committee. The agreement may be terminated by the Corporation at any time for cause as defined in the Change of Control Agreements referred to above. If Mr. Brown's employment is terminated by the Corporation without cause, the Corporation will be obligated to (i) pay Mr. Brown his base salary for a 36-month period from the date of termination, (ii) provide Mr. Brown with health and life insurance coverage to which he would otherwise have been entitled, and (iii) pay Mr. Brown a lump sum distribution equal to the present value of three annual contributions to the Corporation's retirement plan. In the event of a change of control, the provisions of the Change of Control Agreements referred to above supersede the provisions of the employment agreement.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors has furnished the following report on executive compensation for 1998:

Executive Officer Compensation Policies and 1998 Results

   The Compensation Committee of the Board of Directors administers the Corporation's executive officer compensation program, consisting of base salary, annual bonus opportunities, and stock option grants. Base salary levels reflect individual officer responsibilities and performance over time; adjustments to base salary reflect both individual performance and the Compensation Committee's judgment of Corporation and business unit financial performance. The Corporation's Key Employee Bonus Plan directly links potential annual incentive payments to the accomplishment of predetermined financial and functional goals. A portion of each executive officer's potential bonus is tied to the Corporation's overall financial performance. Awards under the Corporation's 1995 Incentive Stock Option Plan directly link potential participant rewards to increases in shareholder value. As a result of the Corporation's practice in implementing these plans, more than 40 percent of senior executive officers' potential compensation is directly related to financial performance and increases in shareholder value.

   With respect to 1998, the Committee approved executive officer salaries based on individual performance and the results of an executive compensation survey conducted on behalf of the Committee by an independent executive compensation consulting firm (the "Survey"). Based upon the Survey, the Committee believes executive officer base salaries for 1998 are at the median competitive base salary levels of comparatively sized companies.

   For the 1998 Key Employee Bonus Plan, the Committee approved goals based on corporate pre-tax earnings, business unit operating income, return on assets, and individual participant performance. As a result of the achievement of such goals in 1998, bonuses were awarded to executive officers. See the Summary Compensation Table on page 6.

   Federal tax law establishes certain requirements in order for compensation exceeding $1 million earned by certain executives to be deductible. Because the total compensation for executive officers is significantly below the $1 million threshold, the Compensation Committee has not had to address the issues relative thereto, except for the performance share award program which has been approved by shareholders.

   Effective in 1997, the Corporation adopted the performance share award program to provide incentives and a more competitive compensation package for its executive officers. The performance share awards are based on the achievement of certain long-term performance goals of the Corporation related to total shareholder return. For 1997, 1998, and 1999, the Compensation Committee established targets and goals based on total shareholder return as compared to the Standard & Poor's Small Cap 600 Index and granted performance share awards to the named executive officers based on these goals. For more information on this subject see "Long-Term Incentive Plan Awards in Last Fiscal Year."

   Stock ownership guidelines for officers will be established by the Compensation Committee in 1999.

Chief Executive Officer Compensation

   For 1998, Mr. Brown's potential bonus award was based on the Corporation meeting certain financial objectives, including targets related to company-wide earnings and return on assets as well as operating income and return on assets of the Lighting Group and Compressor & Vacuum Pump Group and certain functional objectives. Since such goals were achieved, a bonus was paid for 1998 performance under the bonus program established in February 1998 by the Committee. See the Summary Compensation Table on page 6.

   In 1998, the Committee granted Mr. Brown stock options as part of his overall compensation. The Committee believes that Mr. Brown's stock option grant helps to align his compensation directly with shareholder value. The potential value of this grant is based solely on increases in the fair market value of the Corporation's stock during the term of the option.

   The Compensation Committee granted Mr. Brown a performance share award based on total shareholder return for the reasons discussed above. The combination of stock options and performance share awards granted to Mr. Brown is intended to bring his overall compensation within a competitive range for chief executive officers of companies comparable to the Corporation. For more information concerning the performance share awards, see "Long-Term Incentive Plan Awards in Last Fiscal Year."

   In addition, the Compensation Committee recommended to the full Board of Directors that the Corporation enter into an employment agreement with Mr. Brown effective in 1997. This agreement was entered into by the Corporation to assure it of Mr. Brown's services for the next three years and to provide a framework for Mr. Brown's compensation during the next three years. For further information on the employment agreement, see the last paragraph under the caption "Other Compensation Arrangements."

                               ----------------

                            Compensation Committee

                                Gene P. Gardner
                               Lawrence E. Gloyd
                               William M. Jordan
                               Ralph D. Ketchum
                              Anthony A. Massaro

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

   During 1998, no executive officer of the Corporation served on the board of directors or compensation committee of any other corporation with respect to which any member of the Compensation Committee was engaged as an executive officer. No member of the Compensation Committee was an officer or employee of the Corporation during 1998, and no member of the Compensation Committee was formerly an officer of the Corporation.

                               PERFORMANCE GRAPH

   The following graph sets forth a comparison of the Corporation's cumulative total shareholder return, assuming reinvestment of dividends, for the last five years with the cumulative total return for the same period measured by the Standard & Poor's Small Cap 600 Index and the Value Line Building Materials Index.

                        [PERFORMANCE GRAPH APPEARS HERE]

                                   1993  1994    1995    1996    1997    1998
                                   ---- ------- ------- ------- ------- -------
Thomas Industries Inc............. $100 $112.52 $188.18 $170.46 $245.39 $247.36
Standard & Poor's Small Cap 600
 Index............................  100   95.23  123.76  149.52  187.49  184.70
Value Line Building Materials
 Index............................  100   94.29  123.15  143.30  172.84  182.14

   Based on $100 invested on December 31, 1993, in the Corporation's Common Stock, the Standard & Poor's Small Cap 600 Index, and the Value Line Building Materials Index.

           PROPOSAL TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK
                   RESERVED UNDER THE THOMAS INDUSTRIES INC.
                           1995 INCENTIVE STOCK PLAN

Background

   The Board of Directors has amended the 1995 Incentive Stock Plan (the "Plan"), subject to shareholder approval, to increase the number of shares of Common Stock reserved under the Plan by 750,000 shares. The purpose of the Plan is to enable the Corporation to offer officers and other key employees of the Corporation and its subsidiaries performance-based incentives and other equity interests in the Corporation, thereby attracting, retaining, and rewarding such employees and strengthening the mutuality of interests between such employees and the Corporation's shareholders. The proposed amendment will permit the Corporation to keep pace with changing developments in management compensation and make the Corporation competitive with those companies that offer stock incentives to attract and keep key employees.

Shares Available

   The Plan originally reserved 900,000 shares of Common Stock (as adjusted for the three-for-two stock split last year) for awards under the Plan. Approximately 40,000 shares are currently available for awards under the Plan. All of such shares may, but need not, be issued pursuant to the exercise of incentive stock options. The maximum number of shares that may be awarded to any participant in any year during the term of the Plan is 75,000 shares. If there is a lapse, expiration, termination, or cancellation of any option or right prior to the issuance of shares or the payment of the equivalent thereunder, or if shares are issued and thereafter are reacquired by the Corporation pursuant to rights reserved upon issuance thereof, those shares may again be used for new awards under the Plan.

Administration

   The Plan provides for administration by a committee (the "Committee") to be comprised of either the Compensation Committee of the Board or another committee designated by the Board. Among the Committee's powers are the authority to interpret the Plan, establish rules and regulations for its operation, select officers and other key employees of the Corporation and its subsidiaries to receive awards, and determine the form, amount, and other terms and conditions of awards. The Committee also has the power to modify or waive restrictions on awards, to amend awards, and to grant extensions and accelerations of awards. The Committee has amended the Plan to prohibit the repricing of stock options.

Eligibility of Participation

   Officers and other key employees of the Corporation or any of its subsidiaries are eligible to participate in the Plan. The selection of participants from eligible employees is within the discretion of the Committee. The estimated number of individuals who are eligible to participate in the Plan is 200. Since the approval of the Plan, approximately 54 percent of the options granted have been issued to officers, with the remaining 46 percent being issued to other key employees. Over this period, options for approximately 255,000 shares have been granted annually, with a five-year vesting schedule. This includes approximately 60 Corporation officers and other key employees and 140 key employees from Genlyte Thomas Group LLC ("GTG"), the lighting joint venture formed by the Corporation and The Genlyte Group Incorporated ("Genlyte") effective August 30, 1998. The Corporation has a 32 percent interest in GTG and issued 90,000 options to key employees of GTG this past

December. The issuance of options to GTG key employees was based on the recommendation of the GTG Management Board to the Compensation Committees of the Corporation and Genlyte that stock options from both companies be granted to GTG officers and other key employees as part of their overall compensation program. Due to the Corporation's substantial investment in the joint venture, the Corporation believes that the granting of stock options to key employees of GTG provides incentives to the key employees of GTG and benefits the shareholders of the Corporation.

Types of Awards

   The Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights; (3) stock awards, including restricted stock; and (4) performance share awards. Awards may be granted singly, in combination, or in tandem, as determined by the Committee.

Federal Tax Treatment

   Under current law, the following are U.S. federal income tax consequences generally arising with respect to awards under the Plan.

   A participant who is granted an incentive stock option does not recognize any taxable income at the time of the grant or at the time of exercise. Similarly, the Corporation is not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years from the date of grant and one year from the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, the Corporation will not be entitled to any deduction for federal income tax purposes.

   A participant who is granted a non-qualified stock option will not have taxable income at the time of grant but will have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The Corporation is entitled to a tax deduction for the same amount.

   The grant of an SAR will produce no U.S. federal tax consequences for the participant or the Corporation. The exercise of an SAR results in taxable income to the participant equal to the difference between the exercise price of the shares and the market price of the shares on the date of exercise and a corresponding tax deduction to the Corporation.

   A participant who has been granted an award of restricted shares of Common Stock or performance share awards will generally not realize taxable income at the time of the grant, and the Corporation will not be entitled to a tax deduction at the time of the grant. When the restrictions lapse or the performance goals are met, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Corporation will be entitled to a corresponding tax deduction.

Other Information

   The awards to be granted under the Plan in 1999 are not now determinable. Stock awards granted under the Plan in 1998 are disclosed under the heading "Executive Compensation" elsewhere in this Proxy Statement.

   As of March 1, 1999, the closing price per share of the Corporation's Common Stock was $16.94.

   The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting is required for approval of the amendment to the Plan. Abstentions will count as a vote against the proposal, but broker non-votes will have no effect.

   The Board of Directors recommends a vote FOR approval of the Amendment to the Thomas Industries Inc. 1995 Incentive Stock Plan.

                              BOARD OF DIRECTORS

   The Board of Directors held seven meetings during 1998. All directors attended at least 75 percent of the aggregate number of such meetings and of meetings of Board committees on which they served in 1998.

   The Board of Directors has an Audit Committee which met three times during 1998. The Audit Committee is currently composed of Wallace H. Dunbar, Gene P. Gardner, Ralph D. Ketchum, Franklin J. Lunding, Jr., and Anthony A. Massaro. The functions of the Audit Committee consist of reviewing with the independent auditors the plan and results of the auditing engagement, reviewing the scope and results of the Corporation's procedures for internal auditing, reviewing the professional services provided by the independent auditors and the fees charged therefor, selecting the Corporation's independent auditors for each year, subject to the approval of the Board of Directors, and reviewing the adequacy of the Corporation's system of internal accounting controls.

   The Board of Directors has a Compensation Committee which met three times during 1998. The Compensation Committee is currently composed of Gene P. Gardner, Lawrence E. Gloyd, William M. Jordan, Ralph D. Ketchum, and Anthony
A. Massaro. The functions of the Compensation Committee consist of establishing the remuneration for the Chief Executive Officer, consulting with the Chief Executive Officer with respect to the compensation of other executives of the Corporation, and administering and determining awards under the Corporation's stock incentive plans and certain other employee benefit plans.

   The Nominating and Search Committee met twice during 1998. The Nominating and Search Committee is currently composed of Timothy C. Brown, H. Joseph Ferguson, Gene P. Gardner, and Lawrence E. Gloyd. The functions of the Nominating and Search Committee consist of reviewing the recruitment of senior management, monitoring senior management and director succession plans, and reviewing new director nominees. The Nominating and Search Committee will consider director nominees recommended by shareholders if such recommendations are submitted in writing to the Committee.

   Directors who are committee chairmen (except for directors who are employees of the Corporation) currently receive a fee of $19,200 per year, and all other directors (except for directors who are employees of the Corporation) receive a fee of $16,800 per year. In addition, all directors (except for directors who are employees of the Corporation and the Chairman of the Board) receive $900 for attendance at each Board of Directors meeting, committee meeting, special management meeting, if any, and annual meeting of shareholders, plus expenses for attendance. In addition, pursuant to the Corporation's Nonemployee Director Stock Option Plan each non-employee director receives, on the date of each annual meeting, a non-qualified stock option to purchase 3,000 shares of Common Stock. Effective in 1997, the Nonemployee Director Stock Option Plan permits directors to elect to receive their annual retainer and meeting fees in shares of Common Stock.

   Any director elected prior to 1995 terminating his membership on the Board of Directors after at least one year of service thereon is eligible to receive an annual retainer fee, plus certain benefits as are available to active directors, for three years following termination of Board membership. Any new director elected to the Board after 1994 is entitled to receive a benefit equal to one year's retainer fee for each three years served on the Board of Directors, up to a maximum of a three-year benefit. This fee is equal to the fee such director received as an active member of the Board prior to termination.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires that certain of the Corporation's officers and directors, and persons who own more than ten percent of the Corporation's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. During 1998, to the knowledge of the Corporation, all
Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with.

                                   AUDITORS

   Selection of the independent auditors is made by the Board of Directors upon consultation with the Audit Committee. The firm of Ernst & Young LLP ("Ernst & Young") has been selected as independent auditors for the 1999 fiscal year. Representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to respond to appropriate questions and to make a statement if they desire to do so.

                         PROPOSALS OF SECURITY HOLDERS

   A shareholder proposal to be presented at the 2000 Annual Meeting must be received at the Corporation's executive offices, 4360 Brownsboro Road, Suite 300, Louisville, Kentucky 40207, by no later than November 13, 1999, for evaluation as to inclusion in the Proxy Statement in connection with such Meeting.

   In order for a shareholder to nominate a candidate for director, under the Corporation's Bylaws, timely notice of the nomination must be given in writing to the Secretary of the Corporation. To be timely, such notice must be received at the principal executive offices of the Corporation not less than ninety days prior to the meeting of shareholders. Such notice must describe various matters regarding both the nominee and the shareholder giving the notice, including such information as name, address, occupation, and shares held.

   In order for a shareholder to bring other business before a shareholders meeting, timely notice must be given to the Secretary of the Corporation within the time limits described above. Such notice must include various matters regarding the shareholder giving the notice and a description of the proposed business. These requirements are separate from the requirements a shareholder must meet to have a proposal included in the Corporation's proxy statement.

                   OTHER MATTERS TO COME BEFORE THE MEETING

   The Board of Directors of the Corporation knows of no other business which may come before the Annual Meeting. However, if any other matters are properly presented to the Meeting, the persons named in the proxy will vote upon them in accordance with their best judgment.

   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

                                          By Order of the Board of Directors

                                          Phillip J. Stuecker
                                          Vice President of Finance,
                                          Chief Financial Officer and
                                           Secretary

Date: March 12, 1999

                                     PROXY
                            THOMAS INDUSTRIES INC.
          4360 BROWNSBORO ROAD, SUITE 300, LOUISVILLE, KENTUCKY 40207
                 Solicited on behalf of the Board of Directors
                        Annual Meeting of Shareholders
                                April 15, 1999

     The undersigned hereby appoints Timothy C. Brown and Phillip J. Stuecker, or either of them, with full power of substitution, to represent and to vote the stock of the undersigned at the Annual Meeting of Shareholders of Thomas Industries Inc., to be held at the Hyatt Regency Hotel, 320 West Jefferson Street, Louisville, Kentucky, on Thursday, April 15, 1999 at 10 A.M., Eastern Daylight Time, or at any adjournment thereof as follows:

1. Election of Directors
    [_] FOR all the nominees listed below    [_] WITHHOLD AUTHORITY to vote for
      (except as marked to the contrary below)   all the nominees listed below

     Gene P. Gardner          Lawrence E. Gloyd         William M. Jordan

      INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee's name below,

_______________________________________________________________________________
2. Proposal to amend the Thomas Industries Inc. 1995 Incentive Stock Plan, as amended and restated, to increase the number of shares of Common Stock reserved thereunder by 750,000 shares.
               [_] FOR          [_] AGAINST         [_] ABSTAIN

3. In their discretion on any other matter that may properly come before the meeting or any adjournment thereof.

Please mark, sign on the reverse side, date and return in the enclosed envelope.
                 (Continued and to be signed on reverse side)

Thomas Industries Inc.
c/o Corporate Trust Services
Mail Drop 10AT66--4129
38 Fountain Square Plaza
Cincinnati, OH  45263





                             fold and detach here
 ................................................................................
     This proxy when properly executed will be voted in the manner directed by the undersigned shareholder(s). If no direction is made, the proxy will be voted FOR proposals 1 and 2.




                               Date: ________________, 1999




                               ----------------------------
                                       Signature(s)




                               ----------------------------
                                       Signature(s)


                               When signing as attorney, administrator, personal representative, executor, custodian, trustee, guardian or corporate official, please give your full title as such. When stock is held in the name of more than one person, each such person should sign the proxy.